Filed Pursuant to Rule 433

Registration No. 333-169900

Dated: September 19, 2012

Pricing Term Sheet

This term sheet supplements the information set forth under “Description of the Notes” in the Prospectus Supplement, subject to completion, dated September 19, 2012 to the Prospectus dated October 13, 2010.

Issuer:	JPMorgan Chase & Co.
Security:	3.25% Notes due 2022
Ratings*:	A2/A/A+
Currency:	USD
Size:	$3,000,000,000
Security Type:	SEC Registered Senior Notes
Maturity:	September 23, 2022
Coupon:	3.25%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	1.625% US Treasury due 8/22
Spread to Benchmark Treasury:	+155 basis points
Benchmark Treasury Yield:	1.772%
Price to Public:	99.392% of face amount
Yield to maturity:	3.322%
Proceeds (Before Expenses) to Issuer:	$2,968,260,000 (98.942%)
Interest Payment Dates:	March 23 and September 23 of each year, commencing March 23, 2013
Business Day:	New York and London
Trade Date:	September 19, 2012
Settlement Date:	September 24, 2012 (T+3)
Denominations	$2,000 x $1,000
CUSIP/ISIN:	46625HJE1 / US46625HJE18
Sole Bookrunner:	J.P. Morgan Securities LLC
Co-Managers:	BMO Capital Markets Corp. Capital One Southcoast, Inc. Comerica Securities, Inc. Credit Agricole Securities (USA) Inc. Fifth Third Securities, Inc. FTN Financial Securities Corp
Natixis Securities Americas LLC RB International Markets (USA) LLC
Lebenthal & Co., LLC Ramirez & Co., Inc. Blaylock Robert Van, LLC Mischler Financial Group, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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